EXHIBIT 10.5

Non-Employee Director Compensation Summary (1)

The following is a summary of the compensation provided to our non-employee directors effective as of September 1, 2005.

Annual fee for all non-employee directors	$ 35,000
Board meeting and Board committee meeting fees (where committee meeting held other than on the same day as a meeting of the Board)	$ 1,200
Chairperson retainer – Audit Committee	$ 5,000
Chairperson retainer – Compensation committee	$ 5,000
Chairperson retainer – Nominating and Corporate Governance Committee	$ 5,000
Annual grant of restricted Class A common stock to all non-employee directors	$ 87,500

(1) The Chairman of the Board may receive additional compensation as determined by the Compensation Committee.